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                                                                     Exhibit 3.7
[LOGO OF ASHURST MORRIS CRISP]

DEED OF CONSULTATION

Smith & Nephew Group Plc

and

Smith & Nephew Plc

relating to the Smith & Nephew Group PLC Dividend

Access Scheme

         April 2003

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                                    CONTENTS

CLAUSE                                                                     PAGE

1.   DEFINITIONS..............................................................1
2.   ANNOUNCEMENT.............................................................2
3.   NOTIFICATION.............................................................3
4.   CONSULTATION ARRANGEMENTS................................................3
5.   THIRD PARTY RIGHTS.......................................................3
6.   GENERAL..................................................................3

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THIS DEED is made the            day of                 2003.

BETWEEN:

(1) SMITH & NEPHEW GROUP PLC (No. 43848753) whose principal place of business is at 122 rte du Moulin de la Ratte, 1236 Cartigny, Switzerland ("Group"); and

(2) SMITH & NEPHEW PLC (No. 00324357) whose registered office is at 15 Adam Street, London WC2N 6LA (the "Company").

WHEREAS:

(A) Group and the Company have put in place certain arrangements to enable holders of Ordinary Shares who have given an address for the Register outside Switzerland (and who do not hold their Ordinary Shares through a Swiss Clearing System), or who have given an address for the Register within Switzerland (or hold their Ordinary Shares through a Swiss Clearing System) but have so elected, to receive dividends that would otherwise be received on the Ordinary Shares from the Company through the Access Trust.

(B) To support the Company's ability to pay relevant dividends to the Access Trust on the Common Access Shares, the Company and Group have agreed to put in place certain arrangements on the terms set out below.

THE PARTIES AGREE AS FOLLOWS:

1.      DEFINITIONS

        In this deed the following expressions shall bear the following meanings, unless the context otherwise requires :

        "Access Trust" means the trust the trustee of which is Smith & Nephew Trustee Limited, which holds the Common Access Shares on bare trust for the holders from time to time of Ordinary Shares entered into the Register;

        "Common Access Shares" means the common access shares of 0.001 pence each in the capital of the Company having the rights set out in the Company's articles of association;

        "Effective Date" means the date of completion of the arrangements anticipated pursuant to the Transaction;

        "Elected Common Access Shares" means those Common Access Shares attributable to holders of Ordinary Shares who have made Valid Dividend Elections which subsist (or are deemed to subsist) at the Relevant Time for that particular dividend;

        "Ordinary Shares" means the ordinary shares of 12.5 pence each in the capital of Group;

        "Ordinary Shareholders" means holders of Ordinary Shares;

        "Register" means the register of members of Group;

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        "Relevant Time" means in relation to any particular dividend the close of business on the record date for that dividend;

        "Scheme" means the proposal by Group and the Company to merge by means of a scheme of arrangement under Section 425 of the Companies Act 1985, to be proposed by the Company to its ordinary shareholders,

        "Swiss Clearing System" means SIS SegaIntersettle AG, or any of its successors in title, or any other Swiss clearing system as the directors of Group may from time to time identify;

        "Transaction" means the Scheme and the recommended offers being made by Group to acquire the entire issued share capital of Centerpulse AG and InCentive Capital AG;

        "Valid Dividend Election" an Ordinary Shareholder shall have made (and be deemed to have made) a Valid Dividend Election in respect of a particular dividend if at the Relevant Time for that dividend:

        (a) his address in the Register is an address outside Switzerland and his Ordinary Shares are not held through a Swiss Clearing System and he has not given written notice to Group electing to receive dividends on all or any of his Ordinary Shares from Smith & Nephew Group; or

        (b) his address in the Register is an address in Switzerland or his Ordinary Shares are held through a Swiss Clearing System and he has given (and not withdrawn in writing) written notice to Group electing to receive dividends in respect of all or any of his Ordinary Shares from the Company,

        PROVIDED that a Valid Dividend Election shall not have been made (or shall be deemed not to have been made):

        (c) in respect of a dividend (or the relevant part thereof) where the particular Ordinary Shareholder elects or has elected (but only to the extent of such election) to receive a scrip dividend in lieu of any cash dividend;

        (d) in respect of a dividend (or the relevant part thereof) which is not paid in cash; and

        (e) if at the relevant time the Company is no longer (directly or indirectly) a subsidiary of Group.

2.      ANNOUNCEMENT

        Group and the Company hereby undertake with each other that following the Effective Date, neither will make an announcement of the payment of any dividend or the intention to pay any dividend, in the case of Group on the Ordinary Shares and, in the case of the Company, on the Common Access Shares, without prior consultation with the other as to the respective amounts to be paid on the Ordinary Shares and Common Access Shares in accordance with the terms of this Deed.

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3.      NOTIFICATION

3.1 If at any time following the Effective Date, Group wishes to declare a cash dividend (whether an interim dividend or a final dividend) it shall immediately notify the Company of that fact, together with the following information:

        (a) the aggregate amount of the dividend it wishes to declare (the "Total Dividend Amount");

        (b) the amount such Total Dividend Amount constitutes in terms of dividend per Ordinary Share; and

        (c)     the relevant record date for declaration of such dividend.

4.      CONSULTATION ARRANGEMENTS

4.1 Following notification pursuant to clause 2.1, Group and the Company shall, subject to the provisions set out in their respective Articles of Association, jointly determine the appropriate allocation (if any) of the Total Dividend between the Ordinary Shares (the "Ordinary Dividend") and the Elected Common Access Shares (the "CAS Dividend") and shall calculate and agree the amount to be paid on the relevant number of Ordinary Shares (the "Ordinary Dividend Amount") and the amount to be paid on the Elected Common Access Shares (the "CAS Dividend Amount").

4.2 Following determination of the Ordinary Dividend Amount and the CAS Dividend Amount, if the Company would be prohibited by law or otherwise unable to declare and pay all or any of the CAS Dividend, agreed pursuant to clause 4.1, because of lack of retained earnings, reserves or otherwise, Group and the Company shall agree such reduced amount of the Total Dividend Amount, the relevant proportion of which, either subject to further action being taken by either party or otherwise, shall be an amount that the Company is then legally able to pay as a dividend.

4.3 Subject to the Company being satisfied that it is lawfully able to pay a dividend equal to the agreed CAS Dividend Amount the Company undertakes to declare a dividend payable in respect of the Elected Common Access Shares equal to the CAS Dividend Amount, which dividend may be declared on the basis that it shall be conditional upon the declaration and/or payment (as appropriate) by Group of the Ordinary Dividend.

5.      THIRD PARTY RIGHTS

5.1 No person (other than the parties to this Deed) who is given any rights or benefits under this Deed shall be entitled to enforce those rights or benefits against the parties in accordance with the Contracts (Rights of Third Parties) Act 1999 and the operation of the Contracts (Rights of Third Parties Act) 1999 is hereby excluded.

6.      GENERAL

        This Deed (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this agreement or its formation) shall be governed by and construed in accordance with English law and each of the parties irrevocably agrees that the

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        courts of England shall have exclusive jurisdiction to hear and decide any suit, action or proceedings and/or settle any disputes, which may arise out of or in connection with this Deed and, for these purposes, each party irrevocably submits to the jurisdiction of the courts of England.

IN WITNESS whereof this Deed has been executed and delivered as a deed on the date first above written.

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Executed as a deed by                             )
SMITH & NEPHEW GROUP PLC                          )
acting by a director and its secretary/two        )
directors                                         )

                                        Director

                               Director/Secretary

Executed as a deed by                             )
SMITH & NEPHEW PLC                                )
acting by a director and its secretary/two        )
directors                                         )


                                        Director

                               Director/Secretary

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